DWS Strategic Municipal Income Trust (the
"Fund")

Sub-Item 77D: Policies with respect to security investments

On September 7, 2012, the Fund's Board of
Trustees approved a change in the Fund's sub-classification under the Investment Company Act of 1940, as amended (the "1940 Act"), from non-diversified to diversified.